Exhibit 7.16

INTERIM INVESTORS AGREEMENT

THIS INTERIM INVESTORS AGREEMENT (this “Agreement”) is made as of August 8, 2006 by and among RMK Acquisition Corporation, a Delaware corporation (“MergerCo”), RMK Finance LLC, a Delaware limited liability company (“SibCo”), each of the Sponsor Groups (as defined herein), and Joseph Neubauer (the “Management Investor”) (the Management Investor and each Sponsor Group, an “Investor”).

RECITALS

WHEREAS, on the date hereof, MergerCo, SibCo and ARAMARK Corporation (the “Company”) have executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which MergerCo will be merged with and into the Company (the “Merger”), with the Company surviving the Merger (in such capacity, the “Surviving Corporation”);

WHEREAS, on the date hereof, each of the Investors has executed a letter agreement in favor of MergerCo, in which each such Investor has agreed, subject to the terms and conditions set forth therein, to make an equity investment in MergerCo at the Closing (each, an “Equity Commitment Letter”);

WHEREAS, on the date hereof, the Company, MergerCo and the Management Investor have entered into a voting agreement (the “Voting Agreement”), pursuant to which the Management Investor has agreed, subject to the terms and conditions set forth therein, to vote certain Shares (as defined in the Merger Agreement) in favor of the adoption of the Merger Agreement; and

WHEREAS, the parties wish to agree to certain terms and conditions that will govern the actions of MergerCo and SibCo and the relationship among the Investors with respect to the Merger Agreement, the transactions contemplated thereby, and the other letters and agreements entered into in connection with the transactions contemplated thereby and by such other letters and agreements;

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

I. EFFECTIVENESS; DEFINITIONS.

Section 1.1 Effectiveness. This Agreement shall become effective on the date hereof and shall terminate (except with respect to this Section 1.1 and Sections 2.6, 2.7, 2.9, 2.10 and 3, which Sections shall survive termination) upon the earlier of (i) the Effective Time of the Merger and (ii) the termination of the Merger Agreement; provided that any liability for failure to comply with the terms of this Agreement shall survive the termination of this Agreement.

Section 1.2 Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 3.1 hereof.

Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement.

II. AGREEMENTS AMONG THE INVESTORS.

Section 2.1 Actions Under the Merger Agreement.

(a) Subject to Sections 2.1(b) and 2.5(a), all actions and decisions of the Investors, MergerCo or SibCo relating to the Merger Agreement and any customarily anticipated related agreements (such as a transaction fee agreement), including any negotiations relating to any of the foregoing, shall require the approval of the Majority Investors and such Majority Investors may cause MergerCo or SibCo to take any action or refrain from taking any action in order for MergerCo and SibCo to comply with their obligations, satisfy their closing conditions or to exercise their rights under the Merger Agreement or any related agreement.

(b) The Majority Sponsor Investors may cause MergerCo and SibCo to (i) amend or agree to an amendment of the Merger Agreement, (ii) waive or determine to be satisfied any condition to closing specified in the Merger Agreement (each, a “Closing Condition”) or (iii) determine any Closing Condition not to be satisfied, provided that (x) neither MergerCo nor SibCo shall take any of the actions referred to in the foregoing clauses (i) and (ii) without the prior approval of the Majority Sponsor Investors and (y) MergerCo and SibCo shall not deem any Closing Condition not to be satisfied unless either (A) the Company admits or confirms that such Closing Condition is not satisfied or (B) the Majority Sponsor Investors agree that such Closing Condition is not satisfied. MergerCo and SibCo shall not, and the Investors shall not permit MergerCo or SibCo to, without the prior consent of the affected Investor, amend, or agree to any amendment of, the Merger Agreement in a manner that (1) discriminates against an Investor relative to the other Investors in a manner that is materially adverse to such Investor, (2) would require any amendment to the Equity Commitment Letter of such Investor or (3) would require any amendment of Exhibit A of this Agreement.

Section 2.2 Debt Financing. All actions and decisions of the Investors or SibCo with respect to debt financing (including with respect to existing debt commitments) shall require the approval of the Majority Sponsor Investors. The Majority Sponsor Investors may cause SibCo to (i) negotiate, enter into and borrow under definitive agreements relating to debt financing to be provided at the Closing and (ii) arrange for, market and negotiate and enter into definitive agreements relating to high yield debt, including agreeing to the financial terms of such debt, to be issued at the Closing. The Majority Sponsors shall consult regularly with the Management Investor concerning the financing of the Merger in general, and, in furtherance of and not in limitation of the foregoing, shall consult with the Management Investor in advance of causing SibCo to enter in into, or to borrow under, any definitive agreement pursuant to clauses (i) or (ii) of the immediately preceding sentence.

Section 2.3 Management Arrangements. With respect to the terms of employment, compensation, rollover equity and equity incentives and/or the adoption of policies or plans affecting management or other employees of the Company that would be in effect after the Effective Time, the parties agree that the Management Investor shall have authority and responsibility, subject to Exhibit A and to the terms of the Merger Agreement, provided that

(1) with respect to any such matters as are not in the ordinary course consistent with past practice, the Management Investor shall consult with the Sponsor Groups in advance of taking any such action, and (2) MergerCo and the Company shall not, and the Investors shall not permit MergerCo or the Company to, enter into any agreement with any member of management of the Company or adopt any such policies or plans on terms that are inconsistent with the terms set forth in Exhibit A unless such agreement has been approved by both the Management Investor and the Majority Sponsor Investors.

Section 2.4 Stockholders Agreement; Charter and Bylaws. Each Investor agrees to enter into definitive documentation, negotiated in good faith with the other Investors, for a stockholders agreement and other ancillary agreements and to agree in good faith upon forms of post-Merger certificates of incorporation and bylaws for the Surviving Corporation (and, if the parties so agree, Parent and/or HoldCo) that, taken together, reflect the terms contained in the term sheet attached as Exhibit A and include such other terms as may be customary and not materially adverse to any Investor, provided that provisions relating to decision-making or the exercise of power among the Sponsor Groups to the extent contemplated by Exhibit A shall be determined by agreement of the Majority Sponsor Investors. MergerCo agrees to enter into any such agreement, if requested in accordance herewith, and to enact any such certificate of incorporation or bylaws so agreed.

Section 2.5 Rights of Closing Majority Sponsor Investors; Equity Commitments.

(a) In the event that the Majority Sponsor Investors (i) determine to close the Merger and (ii) have delivered to each Investor a written notice (a “Commitment Notice”) stating that (1) the Majority Sponsor Investors have determined that all Closing Conditions have been satisfied or the Majority Sponsor Investors have determined to waive all unsatisfied Closing Conditions and (2) each such Majority Sponsor Investor is prepared to fund its Commitment upon consummation of the Merger (each such Majority Sponsor Investor, a “Closing Majority Sponsor Investor”) then such Closing Majority Sponsor Investors may, in their discretion, (A) terminate the participation in the transaction of any Investor that does not fund its Commitment in full or that fails promptly following a written request of the Closing Investors to assert its willingness in writing to fund its Commitment in full (each such terminated Investor, a “Failing Investor”), it being understood that no such termination shall affect the Closing Majority Sponsor Investors’ rights against such Failing Investor with respect to such failure or unwillingness to fund, or (B) enforce the provisions of any Investor’s Equity Commitment Letter.

(b) Each Investor hereby affirms and agrees that it is bound by the provisions set forth in its Equity Commitment Letter and that the Closing Majority Sponsor Investors shall be entitled to enforce the provisions of such Equity Commitment Letter in accordance with the foregoing Section 2.5(a). Except as contemplated by Section 2.5(a), no Investor shall attempt to enforce any Equity Commitment Letter against any other Investors. Neither MergerCo nor SibCo shall have any right to enforce an Equity Commitment Letter against any Investor.

(c) Other than (1) to affiliated funds or to customary co-investors and (2) by the JPMP Group to limited partners of CCMP Capital Investors II, L.P., no Investor shall syndicate all or any portion of its Commitment to co-investors without the prior written consent of (i) the Majority Sponsor Investors and (ii) the Management Investor (whose consent shall not be unreasonably withheld).

Section 2.6 Termination Fee. Any Termination Fee paid by the Company under the Merger Agreement or other fees, expenses or damages paid to SibCo under or with respect to the Merger Agreement shall be allocated to the Sponsor Group (other than any Investor that is an Out Investor or Failing Investor at the time of termination of the Merger Agreement) or their designees in proportion to their respective Commitments after making adequate provision, pursuant to Section 2.9 hereunder, for any expenses which are to be borne by SibCo, MergerCo or the Investors collectively, to the extent such expenses are not paid by the Company under the Merger Agreement as SibCo Expenses.

Section 2.7 Sponsor Letter Agreements. Each Investor agrees to cooperate in defending any claim that any Sponsor Group is liable to make payments under the Sponsor Letter Agreements; provided that, for the avoidance of doubt, the obligation to cooperate shall not be construed to require a Person to espouse a view or opinion not held honestly and in good faith, and provided that the obligations of the Management Investor hereunder shall be subject to his duties in his capacities as an officer and director of the Company. Each Sponsor Group agrees to contribute to the amount paid or payable by other Sponsor Groups in respect of the Sponsor Letter Agreements so that each Sponsor Group will have paid an amount equal to the product of the aggregate amount paid under all of the Sponsor Letter Agreements multiplied by a fraction, of which the numerator is such Sponsor Group’s Investor Cap (as defined in such Sponsor Group’s Sponsor Letter Agreement) and the denominator is the sum of all Sponsor Groups’ Investor Caps.

Section 2.8 Notice of Closing. SibCo and MergerCo agree to keep the Investors reasonably informed, on a current basis, of developments relating to the Merger, including the likely Closing Date. If SibCo or MergerCo receives any notice under the Merger Agreement, it shall notify each Investor at the address set forth on Annex I to this Agreement or any other address designated by such Investor in writing to SibCo. The failure of SibCo or MergerCo to perform its obligations under this Section 2.8 will not relieve an Investor of its obligations under Section 2.5 or 2.7 of this Agreement.

Section 2.9 Expense Sharing Provisions.

(a) Each Sponsor Group agrees to bear a proportional share of all the expenses and fees of legal counsel, accountants, financial advisors and other consultants and advisors and any financing or other fees or expenses incurred by SibCo or MergerCo (including any fees or expenses to be paid to the Company pursuant to the Merger Agreement) or by any of the Sponsor Groups for the benefit of the Investors collectively in connection with the transactions contemplated by the Merger Agreement (“Group Cost”), provided, however, that an Out Investor will not be liable for any such fees or expenses incurred after the date it notifies SibCo and the other Investors that it is being released from this Agreement pursuant to Section 2.12. Except as provided in Section 2.9(b), no Sponsor Group shall be responsible for any expenses or fees of legal counsel or other advisors or consultants retained solely by the Management Investor or identified on Annex II (the “Management Investor Costs”) and the Management Investor shall in no event be responsible for any portion of the Group Costs.

(b) If (1) the Merger is consummated or (2) a sufficient termination fee, other fee or expense reimbursement is received by SibCo in connection with the termination of the Merger Agreement (a “Fee”): (i) SibCo shall pay (in the case of clause (2)), or the Investors shall cause the Surviving Corporation or one of its subsidiaries to pay (in the case of clause (1)), any outstanding Group Costs (and, in the case of clause (1), Management Investor Costs) and to reimburse the Sponsors (and, in the case of clause (1), the Management Investor) for any such costs already expended and (ii) any Investor that had previously become an Out Investor or Failing Investor shall be relieved of any obligation with respect to Group Costs.

(c) If the Equity Commitment Letters and Sponsor Letter Agreements are terminated and the Merger is not consummated (and no Fee is received by SibCo), promptly after such termination, the Sponsor Groups will determine the aggregate Group Costs incurred by SibCo, MergerCo and each Sponsor Group. Each Sponsor Group agrees promptly to contribute such amounts, or to pay such expenses and fees, or to reimburse other Sponsor Groups in respect thereof, in each case such that the equal sharing of expenses referred to in Section 2.9(a) is achieved.

Section 2.10 Information Supplied. Each Investor hereby represents, warrants and covenants to the other Investors that none of the information supplied in writing by such Investor for inclusion or incorporation by reference in the Company Proxy Statement, the Schedule 13E-3 or the Other Filings will cause a breach of the representation and warranty of MergerCo or MergerCo set forth in Section 4.6 of the Merger Agreement.

Section 2.11 Voting Agreement. All actions and decisions relating to the Voting Agreement (other than actions and decisions taken by the Management Investor in his capacity as such), including any negotiations relating to any of the foregoing, shall require the approval of the Majority Sponsor Investors.

Section 2.12 Investor Participation. An Investor may elect to be released from this Agreement (except with respect to Sections 1.1, 2.6, 2.9, 2.10 and 3), and will be relieved of its Commitment and obligations under the Equity Commitment Letter and the Sponsor Letter Agreement (if applicable) if and only if (i) its Equity Commitment Letter and Sponsor Letter Agreement (if applicable) terminate in accordance with their respective terms, or (ii) the Majority Sponsor Investors authorize an increase in the amount of, or a modification of the form of, the Merger Consideration, such release, in the case of this clause (ii), to be effective as of the date and time the Merger Agreement is amended (or replaced) to reflect such change in amount or form of Merger Consideration, and the Majority Sponsor Investors shall not enter into or cause to be entered into any such amendment that does not provide for such release. Any Investor that elects to be released pursuant to this paragraph is referred to herein as an “Out Investor.” If a Sponsor Group becomes an Out Investor, such Out Investor shall not, and shall cause its affiliates not to, bid for or seek to acquire (whether directly or beneficially) any securities or assets of the Company or its subsidiaries for a period of 12 months from the date such Investor becomes an Out Investor.

III. MISCELLANEOUS.

Section 3.1 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Commitment Notice” shall have the meaning set forth in Section 2.5(a).

“Commitments” shall, for each Investor, have the meaning given to such term in the Equity Commitment Letter delivered by such Investor to MergerCo.

“Closing Investor” shall have the meaning set forth in Section 3.4.

“Closing Majority Sponsor Investor” shall have the meaning set forth in Section 2.5(a).

“Failing Investor” shall have the meaning set forth in Section 2.5(a).

“GS Group” shall mean funds advised by GS Capital Partners.

“Sponsor Letter Agreements” shall mean those letter agreements delivered by each of the Sponsor Groups to the Company concurrently with the execution of this Agreement and the Merger Agreement.

“HoldCo” shall mean ARAMARK Intermediate HoldCo Corporation.

“Indemnified Investor” shall have the meaning set forth in Section 3.5.

“Indemnifying Investor” shall have the meaning set forth in Section 3.5.

“JPMP Group” shall mean funds advised by JPMP Capital Corp. or CCMP Capital Advisors, LLC.

“Majority Investors” shall mean a majority of the Sponsor Groups and the Management Investor, taken together, that are not, at the relevant time, (1) Out Investors or (2) Failing Investors.

“Majority Sponsor Investors” shall mean a majority of the Sponsor Groups that are not, at the relevant time, (1) Out Investors or (2) Failing Investors.

“Management Investor” shall have the meaning set forth in the Recitals.

“Out Investor” shall have the meaning set forth in Section 2.12.

“Parent” shall mean ARAMARK Holdings Corporation.

“Sponsor Group” shall mean each of GS Group, JPMP Group, THLee Group and WP Group.

“THLee Group” shall mean funds advised by Thomas H. Lee Partners, L.P.

“WP Group” shall mean funds advised by Warburg Pincus Private Equity IX, L.P.

Section 3.2 Amendment. This Agreement may be amended or modified, and the provisions hereof may be waived, only by an agreement in writing signed by the Majority Investors and the Management Investor; provided, however, that any provision requiring the approval of the Majority Sponsor Investors may only be amended, modified or waived by an agreement in writing signed by the Majority Sponsor Investors; provided, further, that any provision herein requiring the approval of any Investor who is distinguished from the other Investors may, in each case, only be amended, modified or waived by an agreement in writing signed by all of the Investors.

Section 3.3 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 3.4 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy. The parties hereto agree that this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance), provided that the termination power and the enforcement power referred to in Section 2.5(a) may only be used against an Investor by, or at the direction of, the Closing Majority Sponsor Investors. Without limiting any other remedies available, in the event that any Sponsor Group other than a Failing Investor or an Out Investor (each, a “Closing Investor”) pays or becomes obligated to pay any amount under its Sponsor Letter Agreement, then each Failing Investor will promptly reimburse each Closing Investor for an amount in immediately available funds equal to the product of (a) any amount paid by such Closing Investor under such Closing Investor’s Sponsor Letter Agreement multiplied by (b) a fraction of which the numerator is such Failing Investor’s Commitment and the denominator is all Failing Investors’ Commitments.

Section 3.5 Indemnities. Each Investor (each, an “Indemnifying Investor”) hereby agrees to defend, indemnify and hold harmless the other Investors (each, an “Indemnified Investor”) from and against any damages sustained or suffered by any such Indemnified Investor resulting from: (i) any failure by such Indemnifying Investor to perform its obligations in all material respects, or any failure of its representations and warranties to be true and accurate in all material respects, under this Agreement or (ii) any obligation under this Agreement being or becoming void, voidable, unenforceable or ineffective as against such Indemnifying Investor for any reason whatsoever. Each Investor undertakes to the other Investors cross-indemnities and contribution obligations so that, if any of the Investors has liability under its Equity Commitment

Letter or, subject to Section 2.7, otherwise relating to the transaction, each Investor will bear a share proportionate to its portion of the Equity Commitment relative to the aggregate Commitments of the other Investors (except that the Management Investor shall have no such cross-indemnity or contribution obligation for any Group Costs or any liability intended to be covered by or with respect to the Sponsor Letter Agreements or that requires an increase in the Management Investor’s Equity Commitment). Notwithstanding the foregoing, (A) each Investor will be solely responsible for any such liability attributable to breaches of representations, warranties or other obligations of it or its affiliated entities and (B) the Management Investor shall not be in breach (or deemed to be in breach) of this Agreement as a result of any actions (or failures to act) taken in his capacity as an officer or director of the Company.

Section 3.6 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, each of SibCo, MergerCo and each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof (including, in the case of the Management Investor, The Neubauer Family Foundation and any trusts or estate planning vehicles established for the benefit of his family members), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof (including, in the case of the Management Investor, The Neubauer Family Foundation and any trusts or estate planning vehicles established for the benefit of his family members), as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 3.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

Section 3.8 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 of the Merger Agreement or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 3.8, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 3.9 Representations and Warranties. Each of the Investors hereby represents and warrants to the others (on behalf of such Investor only) that (a) it has the requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Person and no additional proceedings are necessary to approve this Agreement, and (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof. Each of the Investors further represents and warrants to the others (on behalf of such Investor only) that its execution, delivery and performance of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any Contract to which such Person is a party or by which such Person is bound; (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Person or any of the properties or assets of such Person; or (iii) result in the creation of, or impose any obligation on such person to create, any lien, charge or other encumbrance of any nature whatsoever upon such Person’s properties or assets.

Section 3.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.11 Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 3.12 Assignments. Other than as provided herein (including Section 2.5(c)), the rights and obligations of the Investors hereunder shall not be assigned without the prior consent of the other Investors; provided, however, that, to the extent permitted by the Equity Commitment Letters or Section 2.5(c) hereof, an Investor may assign its rights and obligations under this Agreement to affiliated funds and co-investors or limited partners (as the case may be), but no such assignment shall relieve any such assigning Investor from any of its obligations hereunder.

Section 3.13 Other Agreements. This Agreement, together with the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings and statements, both written and oral, among the parties or any of their affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms.

Section 3.14 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

RMK FINANCE LLC

By:
Name:
Title:

RMK ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Interim Investors Agreement]

JOSEPH NEUBAUER

[Signature Page to Interim Investors Agreement]

GS CAPITAL PARTNERS V FUND, L.P.

By:	GSCP V Advisors, L.L.C., its General Partner

By:
Name:
Title:

[Signature Page to Interim Investors Agreement]

J.P. Morgan Partners (BHCA), L.P.

By:	JPMP Master Fund Manager, L.P., its General Partner

By:	JPMP Capital Corp., its General Partner

By:
Name:
Title:

CCMP CAPITAL INVESTORS II, L.P.

By:	CCMP Capital Associates, L.P., its General Partner
By:	CCMP Capital Associates GP, LLC, its general partner

By:
Name:
Title:

[Signature Page to Interim Investors Agreement]

THOMAS H LEE EQUITY FUND VI, L.P.

By:	THL Equity Advisors VI, LLC, its General Partner
By:	Thomas H. Lee Partners, L.P., its Sole Member
By:	Thomas H. Lee Advisors, LLC, its General Partner

By:
Name:
Title:

[Signature Page to Interim Investors Agreement]

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:	Warburg Pincus IX LLC, its General Partner
By:	Warburg Pincus Partners, LLC, its Sole Member
By:	Warburg Pincus Partners, LLC, its Managing Member

By:
Name:
Title:

[Signature Page to Interim Investors Agreement]